1 Landmark Square, Stamford, CT 06901 • (203) 987-5830 • jl@lnbcg.com •landandbuildings.com April 11, 2022 American Campus Communities, Inc. 12700 Hill Country Blvd., Suite T-200 Austin, Texas 78738 Attn: ACC Board of Directors Dear American Campus Communities Board of Directors, Land & Buildings nominated director candidates at ACC because we were seriously concerned that the Board and management team were not sufficiently focused on doing everything necessary to create value for shareholders. We continue to believe that there is significant untapped potential in ACC’s assets and that as the nation’s largest developer, owner and manager of high-quality student housing communities, the Company should be set up to thrive. Our belief in the value of ACC is evidenced by the private bid we made to the Board. Based upon the feedback we are hearing from the market, we have renewed faith that the Company is addressing the most important topics we have raised: namely, improving operations, enhancing capital allocation and being open to maximizing value through a sale if the right opportunity presents itself. As a result, we are withdrawing our director nominations. We intend to remain a long-term shareholder of ACC and to continue engaging with the Board and fellow shareholders as we deem necessary. Sincerely, Jonathan Litt Founder & CIO Land & Buildings Investment Management, LLC